Exhibit 99.1

           Plumtree Software Exceeds Guidance for Third Quarter 2004; Annual User Conference Scheduled October 11 Through 14, 2004

    SAN FRANCISCO--(BUSINESS WIRE)--Oct. 6, 2004--Plumtree Software (Nasdaq:PLUM) today announced that it expects to exceed the third quarter revenue guidance it provided on July 15, 2004, as well as narrow the projected loss per share as compared to previously provided guidance for the third quarter of 2004.
    Plumtree now expects revenues for the third quarter ended September 30, 2004, to be between $21.5 million and $22.5 million with net loss per share expected to be between ($0.09) and ($0.12) per share, calculated in accordance with generally accepted accounting principals (GAAP). Non-GAAP net loss per share for the quarter ended September 30, 2004 is expected to be between ($0.06) and ($0.09). On July 15, 2004, the Company provided guidance of revenues between $19 million and $20 million with a GAAP and non-GAAP loss between ($0.14) and ($0.17) and ($0.11) and ($0.14) per share, respectively.
    The Company attributed the strong results to a number of factors, including early adoption of the newly released Java version of its product; a very strong quarter of public sector sales; and the positive contributions from new management personnel added over the past few quarters. During the third quarter the Company recorded three deals of greater than $1 million on both its .NET and newly released Java portal products.

    Use of GAAP and Non-GAAP Results

    Non-GAAP net loss excludes charges for amortization of deferred stock-based compensation, amortization of acquired technology, and assumes an effective tax rate of 30% on net loss, if any. A reconciliation of these non-GAAP results to GAAP results is included in the table below.


                                                       Range
----------------------------------------------------------------

Expected GAAP net loss per share                   (.09)   (.12)
------------------------------------------------- ------- ------
     Add back:  Amortization of stock-based
                compensation and acquired
                technology                          .02     .02
------------------------------------------------- ------- ------
     Add back:   Taxes                              .01     .01
------------------------------------------------- ------- ------
Expected non-GAAP net loss per share               (.06)   (.09)
------------------------------------------------- ------- ------


    Plumtree's management believes that a presentation of operating costs and expenses excluding amortization of deferred stock-based compensation, amortization of acquired technology, and assuming a fixed effective tax rate, provides a meaningful basis for evaluating our underlying cost and expense levels. Presentation of non-GAAP net income and earnings per share information provides greater comparability of Plumtree's financial results against historical results as well as those of other enterprise software companies and financial models of securities analysts.

    ODYSSEY CONFERENCE

    Plumtree has announced this revised guidance in conjunction with its annual user conference, Odyssey, scheduled to take place October 11-14 in Hollywood, Florida. Hundreds of attendees, including customers, analysts, and partners are expected at the event, which will feature over 72 sessions in six tracks. Sessions will be led by customers, partners, and Plumtree product experts, complete with a wide range of customer-led roundtables. Keynote speakers include Bennett L. Gaines, VP and Chief Information Officer, Cinergy; Gene Phifer, VP and Distinguished Analyst, Gartner, Inc.; Thomas C. Halbouty, VP and Chief Information Officer, Pioneer Natural Resources; and Daniel Weiler, Professor, Centre of Technology of Education, Luxembourg.

    REGULAR EARNINGS CONFERENCE CALL

    Plumtree will release its third quarter 2004 results on October 20, 2004, at approximately 8:00 a.m. ET (5:00 a.m. PT). A conference call with company management will be held following the announcement at 8:30 a.m. ET (5:30 a.m. PT). The Company will not provide further comment on the third quarter results until the conference call on October 20, 2004.

    Details of the conference call are as follows:



DATE:       Wednesday, October 20, 2004

TIME:       8:30 a.m. Eastern Time
            5:30 a.m. Pacific Time

DIAL IN:    Domestic: 800-857-3793
            International: 630-395-0019
            Passcode: Plumtree

REPLAY
DIAL IN:    Domestic: 800-925-2063
            International: 402-998-0601
            Passcode: Plumtree


    The conference call will also be simulcast over www.plumtree.com/ir. Please go to this site 15 minutes before the start of the call to register, and to install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
    Additional investor information can be accessed at www.plumtree.com/ir.

    About Plumtree Software

    Plumtree Software is the Enterprise Web leader. Plumtree's mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree's Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, shared services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree's independence and its Web Services Architecture allow this solution to span rival platforms and systems, helping to maximize customers' return on their existing technology investments. With offices in more than a dozen countries, Plumtree has licensed its products to over 640 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

    Safe Harbor Statement and Caution

    This press release contains forward-looking statements within the meaning of the Federal securities laws. These forward-looking statements include statements regarding our expected GAAP and Non-GAAP revenues, and GAAP and Non-GAAP loss per share for the third quarter of 2004. These forward-looking statements are subject to numerous risks and uncertainties and actual results may vary materially following review of the financial statements for the third quarter of 2004 by our independent auditors. Our business and operating results are subject to risks associated with an uncertain general economic environment; adverse conditions in worldwide IT spending trends; failure to expand our customer base; the impact of increasing competition; the length and complexity of Plumtree's sales cycle; the success of major version releases; and those other risks and uncertainties contained in the Company's most recent Annual Report filed with the Securities and Exchange Commission ("SEC") on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.


    CONTACT: Plumtree Software
             Carilu Dietrich, 415-399-7047 (Press)
             Carilu.Dietrich@plumtree.com
             or
             Market Street Partners
             Joann Horne, 415-445-3233 (Investor)
             Joann@marketstreetpartners.com